Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 7th day of April 2003 is between Meredith Enterprises, Inc., a Delaware corporation (the “Company”), and Charles P. Wingard (the “Executive”).

R E C I T A L S:

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein:

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the Company’s Chief Financial Officer and Secretary and shall have such duties as are typically performed by a chief financial officer and secretary of a corporation.

Section 2. Term. Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall commence on the date hereof (the “Effective Date”), and shall continue during the period ending on the third anniversary of the Effective Date (the “Initial Term”) and shall continue thereafter for one-year terms unless either party provides notice of termination ninety (90) days in advance of the end of the Initial Term or any subsequent one-year term (the “Employment Term”). The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6.

Section 3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive during the Initial Term a salary (the “Salary”) of $125,000 per year. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. After the Initial Term, the salary shall be negotiable.

(b) Bonus Plan. The Executive shall be eligible to receive an annual cash bonus (“Bonus”) in an amount determined by the Board of Directors of the Company (the “Board”) on an annual basis in accordance with the Company’s annual incentive program if such program is established by the Board and with such terms as may be established by the Board in its sole discretion.

(c) Benefits. In addition to the Salary and Bonus, if any, the Executive shall be entitled to full participation in the various group health and medical insurance and other benefit plans of the Company as are adopted from time to time at not less than the level at which other senior executives of the Company participate.

(d) Stock Options. The Executive shall be granted an option to purchase 16,667 shares of the Company’s common stock, subject to the terms of a Stock Incentive Plan, at an exercise price of the then fair market value per share upon grant, with 8,333 shares vesting after completion of one year of service, and the remaining 8,334 shares vesting on a quarterly basis over a 12-month period thereafter.

(e) Automobile. The Company shall pay the Executive at the mileage rate established by the Internal Revenue Service for the use by the Executive of his personal car in connection with his duties hereunder.

(f) Indemnification and Insurance. The Company shall indemnify the Executive as required by the Company’s Bylaws, and will maintain customary insurance policies providing for indemnification of the Executive.

(g) Vacation, Holiday Pay and Sick Days. The Company shall provide Executive with vacation days, holiday pay and sick days in accordance with Company’s policy for key employees, provided that Executive shall receive a minimum per annum of twenty (20) accrued vacation days and six (6) sick days.

Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time (customary and reasonable personal time excepted) to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful, ethical and reasonable directions and instructions given to him by the Board or senior executives in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

Section 5. Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6. Termination and Default.

(a) Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive the amounts, if any, due to him pursuant to Section 6(f) below.

(b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any twelve (12) month period during the term of this Agreement, in which event the Company may terminate Executive’s employment; provided, however, that if at such time the Executive is not covered by a long-term disability plan of the Company, then the Executive’s employment shall terminate six months following such event.

(c) Cause. The Company may terminate the Executive’s employment for Cause if the event, conduct or condition that may result in termination for Cause is not cured by the Executive within thirty days after written notice is delivered to the Executive from the Company. In the event of termination pursuant to this Section 6(c) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. For purposes of this Agreement, “Cause” shall mean: (i) commission of material fraud or conduct amounting to gross negligence in the conduct of the Executive’s duties; (ii) conduct for which a criminal conviction of a felony is obtained; (iii) material violation of Company policies; or (iv) willful and material violation of an employment agreement, employee agreement, non-disclosure or confidentiality agreement, inventions agreement, noncompetition agreement, nonsolicitation agreement or other similar agreement(s) between the Executive and the Company. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, without a good faith belief that the action or omission was in the best interest of the Company. In the event corrective action is not satisfactorily taken by the Executive, in each case as determined by the Board or a senior executive, as described above, a final written notice of termination shall be provided to the Executive by the Company.

(d) Resignation. The Executive shall have the right to terminate his employment at any time by giving thirty (30) days prior written notice to the Company of his resignation.

(e) Severance. The Executive shall be entitled to a lump sum payment equal to 100% of the Executive’s then-current annual base salary and average bonus over the last three years of employment, and one year of continued participation for the Executive, his spouse and dependents in the Company’s group insurance plans on the same terms as if actively employed by the Company during such period of time, in the event of:

(i) Termination of the Executive by the Company for any reason other than death, disability or Cause; or

(ii) Voluntary resignation by the Executive for Good Reason. “Good Reason” shall mean that the Executive has either:

1.	incurred a material reduction in title, status, authority or responsibility at the Company; or

2.	incurred a reduction in base compensation from the Company; or

3.	been notified that the Executive’s principal place of work will be relocated by a distance of fifty (50) miles or more; or

4.	been required to work more than ten (10) days per month outside of the Executive’s principal offices for a six (6) month continuous period.

All lump sum severance pay under this Section shall be paid to the Executive no later than three (3) business days following the effective date of his termination or resignation, as the case may be. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(f) Payments. In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive, in addition to any other amounts or benefits due to the Executive under this Section 6, all amounts accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses.

(g) Change in Control. In the event of the Executive’s resignation or termination within one (1) year of a Change in Control of the Company, the Executive shall be paid a lump payment equal to the sum of 100% of the Executive’s then-current base salary and the Executive’s average bonus in last three years, such lump sum payment to be made no later than three (3) business days following the date of such resignation or termination. “Change in Control” is defined as (i) any “person” or “group” of such persons, without the consent of the Board, is or becomes a “beneficial owner,” directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities (as such terms are defined in the Securities Exchange Act of 1934 and regulations thereunder); (ii) a merger, consolidation or other combination the result of which persons who were shareholders of the Company immediately prior to the merger, consolidation or other combination own less than seventy-five percent (75%) of the voting power of the securities of the resulting or acquiring entity having the power to elect a majority of the board of directors of such entity; (iii) the sale, transfer or disposition of assets of Company in excess of fifty percent (50%) of the gross assets of the Company as shown on the Company’s then most recent audited financial statements; or (iv) a change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either (A) had been directors of the Company on the date of the Agreement, or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

(h) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(e), 6(f) and 7 through 16 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 7. Proprietary Information and Inventions Agreement. The Executive shall enter into the Employee’s Proprietary Information and Inventions Agreement attached hereto in the form of Exhibit A (the “Proprietary Agreement”).

Section 8. Arbitration Agreement. The Executive shall enter into the Arbitration Agreement attached hereto in the form of Exhibit B (the “Arbitration Agreement”).

Section 9. Successors and Assigns; No Third-Party Beneficiaries. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company’s failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which he would have been entitled hereunder if the Company had involuntarily terminated his employment without Cause immediately after such succession becomes effective. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9 or which becomes bound by this Agreement by operation of law. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 10. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 11. Severability and Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 12. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) if to the Executive, at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, CA 94025 (Fax: (650) 233-7160), marked for the attention of Charles P. Wingard or at such other address as the Executive may have furnished the Company in writing, and

(ii) if to the Company, at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, CA 94025 (Fax: (650) 233-7160), marked for the attention of the Chief Executive Officer, or at such other address as it may have furnished in writing to the Executive.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 13. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 15. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEREDITH ENTERPRISES, INC.

By:	/s/ Allen K. Meredith
Name:	Allen K. Meredith
Title:	President and Chief Executive Officer

EXECUTIVE

s/ Charles P. Wingard
Charles P. Wingard

Exhibit A

CONFIDENTIAL AND PROPRIETARY

INFORMATION AGREEMENT FOR EMPLOYEES

THIS CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT FOR EMPLOYEES sets forth the terms and conditions regarding your receiving Confidential and Proprietary Information from Meredith Enterprises, Inc. (the “Company”).

1. Term of Agreement. This Agreement is in consideration of your employment or continued employment with the Company.

2 Protection of Confidential and Proprietary Information. Your employment creates a relationship of confidence and trust with the Company with respect to “Confidential and Proprietary Information,” which you learn during your employment. “Confidential and Proprietary Information” includes, but is not limited to:

(a) Information developed by or on behalf of the Company such as financial information, billing information, marketing strategies, price lists, research, pending products and proposals, and proprietary materials;

(b) Information of or concerning third parties including customers, suppliers and business partners, customer lists, supplier lists, as well as financial and billing information, and information about employees of the Company, including salaries and personnel data.

You agree that at all times during your employment and after your employment ends, you will protect the confidentiality of Confidential and Proprietary Information and you will not directly use or disclose any Confidential and Proprietary Information except as may be necessary in connection with the services you provide to the Company.

You agree that all the Company property and documents provided to you, including Confidential and Proprietary Information produced by you or others in connection with your employment with the Company, including copies thereof, shall remain the sole property of the Company and shall be returned promptly to the Company upon request or when you leave the employment of the Company.

3. Developed Information.

3.1 You agree to promptly disclose and assign to the Company, the rights to all ideas, improvements, inventions, programs, surveys, trade secrets, know-how and data, whether or not patentable or registrable under copyright or similar statutes that you make, conceive, reduce to practice or learn during your employment which (a) are within the scope of your employment and are related to or useful in the business of the Company or its actual or demonstrably anticipated activities, or (b) result from tasks assigned to you by the Company, or (c) are funded by the Company, or (d) result from use of premises owned, leased or contracted for by the Company (hereinafter “Developed Information”). Such disclosure shall continue for one (1) year after termination of your employment with respect to anything that would be Developed Information if made, conceived, reduced to practice or learned during the term thereof.

3.2 This Agreement does not require assignment of any invention which qualifies fully for protection under section 2870 of the California Labor Code (hereinafter “Section 2870”), a copy of which is attached to this Agreement. You understand that you bear the full burden of proving to the Company that Developed Information qualifies fully under Section 2870. By signing this Agreement, you acknowledge receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

4. Modifications. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

5. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

Integrated Agreement. This Agreement, together with the Employment Agreement executed by you on 4/7/03 and the Arbitration Agreement executed by you on 4/7/03, supersedes and cancels any and all previous understandings, representations and agreements of whatever nature between the Company and you with respect to the matters covered herein. These Agreements constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein.

Acknowledgment. You acknowledge that you have carefully read this Agreement and agree to comply with its terms.

Dated:   4/7/03

EMPLOYEE:	MEREDITH ENTERPRISES, INC.

Charles P. Wingard	By:	Allen K. Meredith
Name
	Title:	CEO

EXHIBIT 1

California Labor Code section 2870 provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

ARBITRATION AGREEMENT

1. To the maximum extent permitted by law, I, Charles Wingard, and Meredith Enterprises, Inc. (the “Company”), agree that, except as noted below, any controversy, claim or dispute arising out of or related to my employment or the termination thereof (“claims”) shall be arbitrated in accordance with the following procedure:

(a) Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in Los Angeles, California. Such arbitration shall be in accordance with the AAA’s then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA’s selection procedures in effect at the time. Either party may initiate arbitration proceedings by filing a demand for arbitration with the AAA in Los Angeles, California.

(b) The arbitrator shall have the authority to grant any relief authorized by law.

(c) The arbitrator shall have exclusive authority to resolve all claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d) The Company will pay all arbitration fees, deposits and administrative costs assessed by the AAA. The arbitrator shall have power to award attorneys’ fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys’ fees, costs or expert witness fees.

(e) The claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy; claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one); claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee’s relationship with the employer; and claims related to the Employee Letter Agreement executed by me on 4/7/03 and the Confidential and Proprietary Information Agreement for Employees executed by me on 4/7/03, copies of which are attached hereto as Exhibits A and B. However, claims for workers’ compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f) Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g) The arbitrator shall issue a written arbitration decision stating the arbitrator’s essential findings and conclusions upon which any award is based. A party’s right for review of the decision is limited to grounds provided under applicable law.

(h) The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

2. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

3. I agree that this agreement to arbitrate shall survive the termination of my employment.

4. This is the complete agreement between me and the Company on the subject of arbitration of disputes. This agreement supersedes any prior or contemporaneous oral or written understanding on the subject. This agreement cannot be changed unless in writing, signed by me and the President of the Company.

AGREED TO AND ACCEPTED:

/s/ Charles P. Wingard		Dated:	4/7/03
(Signature)

Charles P. Wingard
(Please Print Full Employee Name)

Meredith Enterprises, Inc.		Dated:	4/7/03
(Company Name)

By:	/s/Allen K. Meredith